Exhibit 10.10
AMENDED AND RESTATED
CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of February 19, 2024 (the “Effective Date”), by and between Tellurian Inc., a Delaware corporation (the “Company”), and Octávio Simões (“Executive”) (collectively, the “Parties,” and each a “Party”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Appendix A of this Agreement.
WITNESSETH:
WHEREAS, Executive currently serves as the Chief Executive Officer of the Company;
WHEREAS, Executive and the Company have previously entered into that certain President and Chief Executive Officer Employment Agreement, dated as of October 1, 2021 (as amended, modified, or supplemented from time to time, the “Prior Agreement”); and
WHEREAS, as of the Effective Date, the Company and Executive mutually desire to memorialize the terms under which Executive will continue to serve as the Company’s Chief Executive Officer by amending and restating the Prior Agreement in its entirety as set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree that, effective as of the Effective Date, the Prior Agreement is amended and restated in its entirety as follows:
Section 1.Terms of Employment.
(a)Position; Duties. During the Term of Employment, Executive shall be employed by the Company as the Chief Executive Officer of the Company. In such position, during the Term of Employment, Executive shall provide such services to the Company and its Subsidiaries and Affiliates as the Board may request and have such duties and responsibilities as may be assigned from time to time by the Board. Executive shall report to the Board and shall carry out and perform the lawful orders, directions, and policies given to Executive by the Board. Executive agrees to perform faithfully, industriously, and to the best of Executive’s ability, experience and talents, all of the duties and responsibilities, and to exercise the authority, customarily performed, undertaken, and exercised by an employee situated in a similar position and to the satisfaction of the Board. In addition, Executive agrees to serve as an officer and/or director/manager of the Company and/or one or more of the Company’s Subsidiaries and/or Affiliates if elected or appointed, in each case, without additional compensation.

(b)Exclusivity. Executive shall devote Executive’s full working and business time, attention, skill and efforts to the business and affairs of the Company and its Subsidiaries and Affiliates and Executive shall use best efforts to promote the success of the Company’s and its Subsidiaries’ and Affiliates’ business(es), and agrees to comply with all terms and conditions set forth in the Company’s policy documents and procedures applicable to Executive. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may (i) manage Executive’s personal investments and affairs, and (ii) participate in non-profit, educational, community or philanthropic activities, in each case, to the extent that such activities, individually or in the aggregate, do not interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement, are not in conflict with and do not interfere with the business interests of the Company or any of its Subsidiaries or Affiliates, do not result in a violation of any covenants by which Executive may be bound, including, without limitation, those provided for in Section 6 below, and do not otherwise compete with the Company or any of its Subsidiaries or Affiliates.
(c)Term of Employment. Executive’s term of employment under this Agreement shall commence on the Effective Date and shall continue through June 5, 2024 (the “Initial Term”), and shall renew for an additional twelve (12) months (a “Renewal Term”) at the end of the Initial Term and on each subsequent one (1)-year anniversary thereafter, unless terminated by the Company or Executive at least thirty (30) calendar days in advance prior to the end of the Initial Term or Renewal Term (as the case may be) (a “Non-Renewal”) and subject to earlier termination as provided in Section 4 hereof. The “Term of Employment” shall mean the period commencing on the Effective Date and continuing until terminated in accordance with Section 4 hereof.
(d)Location. Unless otherwise agreed in writing by the Company and Executive, Executive’s principal place of employment shall be at the Company’s principal office located in Houston, Texas, provided that Executive shall be permitted to discharge his duties at other locations (including his then-current primary residence in the continental United States). Executive understands and agrees that Executive may be required to travel from time to time to perform Executive’s duties.
Section 2.Compensation.
(a)Base Salary. During the Term of Employment, Executive’s annual base salary shall be $1,050,000 (pro-rated for partial years during the Term of Employment), less applicable taxes and deductions, which amount shall be subject to annual review by the Board (and/or committee thereof), and may be increased but not decreased from time to time by the Board in its sole discretion (such annual base salary as in effect from time to time, “Base Salary”). Base Salary shall be payable in accordance with the Company’s normal payroll practices, as in effect from time to time.
(b)Annual Bonus and Long-Term Incentives. During the Term of Employment and commencing with the fiscal year beginning January 1, 2024, Executive shall be eligible to receive a discretionary annual cash bonus (the “Annual Bonus”) with a target bonus opportunity of 125% of Base Salary (“Target Bonus Opportunity”) and maximum bonus opportunity of 218% of Base Salary, based upon Executive’s and Company’s performance as determined by the Board (or a committee thereof) in its sole discretion. The payment of the Annual Bonus, if any, will be paid by March 31 in the calendar year following the calendar year to which the Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, and, except as provided in Section 5(a), (d), and (e) hereof, shall be subject to Executive’s continuing employment in good standing (and not having resigned or given notice of Executive’s resignation or been terminated or received notice of Executive’s termination) with the Company through the payment date of the Annual Bonus. In addition, during the Term of Employment, Executive shall be eligible to participate in long-term incentive plans adopted by the Company or one of its Subsidiaries or Affiliates, as determined by the Board (or committee thereof) in its discretion (“Long-Term Incentives,” and an award thereunder a “Long-Term Incentive Award”), with the form, amount, and terms (including, without limitation, vesting terms) of any such Long-Term Incentive Award awarded to Executive determined by the Board (or committee thereof) in its discretion and subject to Executive’s being employed with the Company on the applicable date of grant.
Section 3.Employee Benefits.
(a)General. During the Term of Employment, Executive shall be eligible to participate in the Company’s employee benefit plans (other than any annual bonus plan not otherwise contemplated herein or any severance plan) generally applicable to other senior executives of the Company, in each case, as may be in effect from time to time, in accordance with their terms, and subject to the eligibility requirements of such plans. Nothing contained herein or otherwise shall be construed to limit the Company’s or any of its Subsidiaries’ or Affiliates’ ability to amend, suspend or terminate any employee benefit plan or policy, at any time, without providing Executive notice, and the right to do so is expressly reserved. During the Term of Employment, the Company will also provide Executive with corporate housing in Houston, Texas.
(b)Vacation. During the Term of Employment, Executive shall be entitled to five weeks of vacation per calendar year in accordance with the Company’s vacation policy as in effect as of the Effective Date. The terms and conditions of all other forms of leave shall be as set forth in the Company’s leave policies, as they may exist and be amended from time to time. The Company shall have the absolute right and sole discretion to change its vacation and leave policies to the extent permitted by law. Executive shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holiday policy, as it may exist and be amended from time to time.
(c)Reimbursement of Expenses. During the Term of Employment, Executive is authorized to incur business expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company agrees to promptly reimburse Executive for all such business expenses, subject to necessary documentation and in accordance with the Company’s policies as in effect from time to time. Without limiting the foregoing, during the Term of Employment the Company shall reimburse Executive for Executive’s reasonable business travel expenses to and from Houston, Texas, and lodging expenses while in Houston (including maintaining a residential lease for Executive during the Term of Employment in Houston, Texas in accordance with past practice), subject to reasonable substantiation.
(d)Amendment to Outstanding Awards.
(i)Restricted Stock Agreements. Executive and the Company have previously entered into that certain (i) Restricted Stock Agreement, effective September 28, 2020, and (ii) Restricted Stock Agreement, effective November 30, 2020 (collectively, the “Restricted Stock Agreements”), in each case, pursuant to the Tellurian Inc. Amended and Restated 2016 Omnibus Incentive Compensation Plan. With respect to the Restricted Stock Agreements, Executive and the Company hereby agree as follows:
(A)upon a Termination of Service (as defined in the Restricted Stock Agreements) (1) due to Executive’s death or Disability, (2) by the Company without Cause, or (3) following the Initial Term, for any reason other than Cause (including due to a Non-Renewal by either Party), the continuous service provisions of Sections 2(b)(i)-(iii) of each of the Restricted Stock Agreements will no longer apply to the restricted stock granted pursuant to the Restricted Stock Agreements (“Restricted Stock”);
(B)the Restricted Stock shall continue to be subject to a restriction on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, and the certificate or book entry (as applicable) evidencing such Restricted Stock shall continue to be noted appropriately to record such restriction until the occurrence of the vesting date described in Sections 2(b)(i)-(iii), respectively, of the Restricted Stock Agreements;
(C)if Executive’s employment terminates pursuant to the circumstances set forth in subclauses (A)(1) through (3) above (other than a termination due to Executive’s death), Executive shall execute, deliver and not revoke, a release of claims in favor of the Company and its Subsidiaries and its and their respective Affiliates in substantially the form attached hereto as Appendix B (the “Release”), and any revocation period applicable to such Release must have expired no later than the sixtieth (60th) day following the Date of Termination. If Executive fails to execute and deliver the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such Release following its execution, the Company may request that Executive return the Restricted Stock, net of tax withholding, to the Company, and if Executive fails to do so, the Company shall have the right to take legal action to recover such shares;
(D)the amendments set forth in this Section 3(d)(i) shall be reflected in the Restricted Stock Agreements by amending and restating Section 2(c) in each Restricted Stock Agreement in its entirety as follows:
“(c)     Termination of Service.

    (i)    Except as otherwise provided in this Section 2(c), in the event the Participant experiences a Termination of Service for any reason, the Participant shall forfeit to the Company, without compensation, any Shares of Restricted Stock that are unvested and/or subject to forfeiture restrictions as of the date of such Termination of Service; provided, however, that in the event the Participant experiences (A) a Termination of Service due to the Participant’s death or Disability, (B) a Termination of Service by the Company without “Cause” (as defined below), or (C) following the Initial Term (as defined in the Participant’s Amended and Restated Chief Executive Officer Employment Agreement with the Company, dated as of February 19, 2024 (as amended from time to time, the “Employment Agreement”)) a Termination of Service for any reason other than Cause (including due to a Non-Renewal (as defined in the Employment Agreement) by either the Company or by the Participant), and subject to the terms and conditions of Section 3(d)(i) of the Employment Agreement, then any Shares of Restricted Stock that are unvested and/or subject to forfeiture restrictions as of the date of such Termination of Service shall not be forfeited and instead shall remain outstanding following the date of such Termination of Service, subject to vesting in accordance with Section 2(b), without regard to the requirement of the Participant’s continued employment or other service through the date of vesting; provided, further, that the Board (or a committee thereof), in each case, in its sole discretion, may (but shall not be obligated to) provide for the acceleration of vesting or lapse of forfeiture restrictions of all or any unvested Shares of Restricted Stock upon or following such Termination of Service. Any continued or accelerated vesting, as applicable, of the Shares of Restricted Stock pursuant to the foregoing shall be subject to and conditioned upon, other than in the case of a Termination of Service due to the Participant’s death: (I) the Participant’s continued compliance with all confidentiality obligations and restrictive covenants to which the Participant is subject (the “Restrictive Covenants”) and (II) the Participant’s timely execution and delivery (without revocation) to the Company of a general release of all claims of any kind that Participant has or may have against the Company and its Affiliates and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Company, within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of release by the Company (a “Release”).
    (ii)    For purposes of this Agreement, notwithstanding anything in the Plan to the contrary, “Cause” shall have the meaning assigned to such term in the Employment Agreement. To the extent the Participant is terminated as a member of the Board of the Company or any of its Affiliates, such termination for “Cause” shall be determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. In addition to the foregoing, if the Participant is an employee or other service provider of the Partnership at the time of the Participant’s Termination of Service, then a termination by the Partnership for any act or omission by the Participant that, if done (or not done) with respect to the Company or an Affiliate would be grounds for “Cause” hereunder, in the

Employment Agreement, or in any applicable employment, consulting or similar agreement between the Participant and the Partnership that is then in-effect, then such Termination of Service shall be deemed to be a Termination of Service for Cause for purposes of this Agreement.”
and,
(E)the remaining provisions of the Restricted Stock Agreements, including without limitation, the termination and change in control provisions, shall remain in full force and effect (for the avoidance of doubt, as modified by Section 3(d)(i)(A), Section 3(d)(i)(B), Section 3(d)(i)(C), and Section 3(d)(i)(D) above in accordance with their terms).
(ii)Cash Incentive Award Agreement. Executive and the Company have previously entered into that certain 2020 Cash Incentive Award Agreement, dated September 28, 2020, between the Company and Executive (the “Cash Agreement”). With respect to the Cash Agreement, Executive and the Company hereby agree as follows:
(A)in the event Executive experiences (1) a Termination of Service due to Executive’s death or Disability, (2) a Termination of Service by the Company without Cause, or (3) following the Initial Term, a Termination of Service for any reason other than Cause (including due to a Non-Renewal by either Party), the continuous service provisions of the Cash Agreement will no longer apply;
(B)one-third (1/3) of the Award Amount (as defined in the Cash Agreement) will be paid within thirty (30) days following the FID Date (as defined in the Cash Agreement), one-third (1/3) of the Award Amount under the Cash Agreement will be paid within 30 days following the one (1)-year anniversary of the FID Date, and one-third (1/3) of the Award Amount under the Cash Agreement will be paid within 30 days following the two (2)-year anniversary of the FID Date;
(C)if Executive’s employment terminates pursuant to the circumstances set forth in subclauses (A)(1) through (3) above (other than a termination due to Executive’s death), Executive shall execute, deliver and not revoke, the Release, and any revocation period applicable to such Release must have expired no later than the sixtieth (60th) day following the Date of Termination. If Executive fails to execute and deliver the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such Release following its execution, the Company shall not be obligated to pay any unpaid amounts under Section 3(d)(ii)(B) hereof and may request that Executive return the any prior payments, net of tax withholding, to the Company, and if Executive fails to do so, the Company shall have the right to take legal action to recover such payments;
(D)the amendments set forth in this Section 3(d)(ii) shall be reflected in the Cash Agreement by amending and restating the paragraph entitled “Termination of Service (Generally)” in the Cash Agreement in its entirety as follows:

“In the event of your Termination of Service for any reason (whether notice of termination is given by you or the Company, the Employer, one of their Subsidiaries or the Partnership, or such Termination of Service is due to your death), except as otherwise provided below or in Section 3(d)(ii) of your Amended and Restated Chief Executive Officer Employment Agreement with Tellurian Inc., dated as of February 19, 2024 (as amended from time to time, the “Employment Agreement”), you shall not be entitled to receive and shall forfeit, without any right to compensation, any rights in respect of the Award that are unvested as of the date of such Termination of Service. In the case of (A) your death or Disability, (B) a Termination of Service by the Company, the Employer, one of their Subsidiaries or the Partnership without “Cause” (as defined below), or (C) a Termination of Service following the Initial Term (as defined in your Employment Agreement) for any reason other than Cause, including a Termination of Service due to a Non-Renewal (as defined in your Employment Agreement), Section 3(d)(ii) of your Employment Agreement shall apply.”

and,

(E)the remaining provisions of the Cash Agreement, including without limitation, the termination and change in control provisions, shall remain in full force and effect (for the avoidance of doubt, as modified by Section 3(d)(ii)(A), Section 3(d)(ii)(B), Section 3(d)(ii)(C), and Section 3(d)(ii)(D) above in accordance with their terms).
Section 4.Termination of Employment. Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a)Death. Automatically upon the date of death of Executive.
(b)Disability. Upon thirty (30) days’ prior written notice by the Company to Executive of a termination due to Disability.
(c)Termination for Cause. Immediately upon written notice by the Company to Executive of a termination of employment for Cause.
(d)Termination without Cause. Upon thirty (30) days’ prior written notice by the Company to Executive of a termination of employment without Cause (other than due to death or Disability).
(e)Termination for Good Reason. Executive may terminate Executive’s employment for Good Reason by providing the Company thirty (30) days’ prior written notice (“Good Reason Notice”) setting forth in reasonable specificity the event that allegedly constitutes Good Reason (a “Qualifying Event”). To be effective, the Good Reason Notice must be provided to the Company within sixty (60) days of the initial occurrence of the Qualifying Event. The Company shall have a cure right during the thirty (30) day Good Reason Notice period, and, if not cured within such period, Executive shall terminate employment within thirty (30) days following the expiration of such cure period; provided, however, that if Executive does not terminate employment within thirty (30) days following the expiration of such cure period, or if the Company timely cures the applicable Qualifying Event during the Good Reason Notice period, Executive shall not be permitted to terminate employment for Good Reason as a result of such specific Qualifying Event.
(f)Termination without Good Reason. Upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s termination of employment without Good Reason; provided, however, the Company may, in its sole and absolute discretion, by written notice, accelerate such Date of Termination without changing the characterization of such termination as a termination without Good Reason and without payment of any salary, bonus, or other payments, rights or benefits in connection therewith.
(g)Non-Renewal. In the event of a Non-Renewal by either Party, Executive’s employment will terminate on the applicable anniversary of the Effective Date that immediately follows the date on which the written notice of Non-Renewal was given (or earlier, if Executive’s employment terminates in accordance with this Section 4 prior to such anniversary or as mutually agreed by the Company and Executive).
(h)Notice of Termination. Upon the termination of Executive’s employment by the Company for any reason, all positions Executive holds with the Company or any of its Subsidiaries or Affiliates shall immediately terminate. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other Party of this Agreement. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(i)Certain Resignations. As of the Date of Termination, Executive shall be deemed to have resigned from all offices and directorships Executive then holds with all Company Entities, and Executive shall promptly execute any documents necessary or desirable to effectuate such resignations (but, for the avoidance of doubt, Executive shall be deemed to have resigned from such positions upon the Date of Termination, regardless of when or whether Executive executes any such documentation).
Section 5.Obligations of the Company upon Termination
(a)Death or Disability; Termination due to Non-Renewal by Either Party. If during the Term of Employment Executive’s employment is terminated (i) due to Executive’s death, (ii) by the Company due to Executive’s Disability, or (iii) due to Non-Renewal by the Company or by Executive, in each case, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to receive: (1) within thirty (30) days following the Date of Termination (or such earlier time as may be required by applicable law), (x) payment of Executive’s earned but unpaid Base Salary and (y) reimbursement for any unreimbursed but properly incurred expenses in accordance with the terms and conditions of this Agreement, in each case of (x) and (y), earned or incurred, as applicable, through the Date of

Termination, and (2) all other vested and non-forfeitable amounts or accrued benefits due to Executive in accordance with and subject to the terms and conditions of the applicable employee benefit plans, programs or policies of the Company or its Subsidiaries or Affiliates, as applicable (collectively, the “Accrued Amounts”). In addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive the Annual Bonus earned but unpaid with respect to the year prior to the year in which the Date of Termination occurs (the “Unpaid Prior Year Bonus”), if any, which shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company, if later. Following such termination of Executive’s employment by reason of death or Disability, or due to Non-Renewal by either Party, in each case, except as set forth in this Section 5(a) and, for the avoidance of doubt, Section 3(d) in accordance with its terms, Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)Termination for Cause. If during the Term of Employment Executive’s employment is terminated by the Company for Cause, Executive shall be entitled only to receive the Accrued Amounts. Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b), Executive shall have no further rights to any compensation or any benefits under this Agreement.
(c)Termination by Executive without Good Reason. If during the Term of Employment Executive’s employment is terminated by Executive without Good Reason, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive the Unpaid Prior Year Bonus, if any, which shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company. Following such termination of Executive’s employment without Good Reason, except as set forth in this Section 5(c), Executive shall have no further rights to any compensation or any benefits under this Agreement.
(d)Termination without Cause or by Executive for Good Reason not During the Change of Control Protection Period. If during the Term of Employment Executive’s employment is terminated (i) by the Company without Cause (excluding due to death or Disability) or (ii) by Executive for Good Reason, and in each case such Date of Termination occurs before or after the Change of Control Protection Period, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive:
(i)the Unpaid Prior Year Bonus, if any, which Unpaid Prior Year Bonus shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company;
(ii)subject to the satisfaction of the applicable performance goals for the applicable calendar year in which the Date of Termination occurs, the Annual Bonus, if any, in respect of such calendar year had Executive remained employed in good standing with the Company through the payment date, which Annual Bonus, if any, shall be pro-rated (determined by multiplying the amount of such Annual Bonus which would be due in respect of the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive was employed by the Company and the denominator of which is the number of days in such calendar year) (the “Pro-Rata Bonus”), which Pro-Rata Bonus, if any, shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date such bonus would be paid if Executive had remained an employee of the Company; and
(iii)an amount of cash equal to two (2) times the sum of Executive’s Base Salary and Target Bonus Opportunity (such resulting amount, the “Severance Payments”), which Severance Payments, if any, the Company shall pay in substantially equal installments over the twelve (12) month period following the Date of Termination in accordance with the Company’s regular payroll practices; provided, however, that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and shall include payments of any amounts that would otherwise be due prior thereto.
Following such termination of Executive’s employment before or after the Change of Control Protection Period by the Company without Cause (excluding due to death or Disability) or by Executive for Good Reason, in each case, except as set forth in this Section 5(d) and, for the avoidance of doubt, Section 3(d) in accordance with its terms, Executive shall have no further rights to any compensation or any benefits under this Agreement.
(e)Termination without Cause or by Executive for Good Reason During Change of Control Protection Period. If during the Term of Employment Executive’s employment is terminated (i) by the Company without Cause (excluding due to death or Disability) or (ii) by Executive for Good Reason, and in each case such Date of Termination occurs during the Change of Control Protection Period, in addition to the Accrued Amounts, subject to Section 5(f) and (g) below and Executive’s continued compliance with the covenants by which Executive may be bound, including, without limitation, those set forth in Section 6 hereof, Executive shall be entitled to receive:
(i)the Unpaid Prior Year Bonus, if any, payable in accordance with Section 5(d)(i);
(ii)the Pro-Rata Bonus, if any, payable in accordance with Section 5(d)(ii); and

(iii)an amount of cash equal to three (3) times the sum of Executive’s Base Salary and Target Bonus Opportunity (such resulting amount, the “Enhanced Severance Payments”), which Enhanced Severance Payments, if any, the Company shall pay in a single lump sum on the sixtieth (60th) day following the Date of Termination.
Following such termination of Executive’s employment during the Change of Control Protection Period by the Company without Cause (excluding due to death or Disability) or by Executive for Good Reason, in each case, except as set forth in this Section 5(e) and, for the avoidance of doubt, Section 3(d) in accordance with its terms, Executive shall have no further rights to any compensation or any benefits under this Agreement.
(f)Waiver and Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any Unpaid Prior Year Bonus, Pro-Rata Bonus, Severance Payments, or Enhanced Severance Payments (collectively, the “Severance Benefits”), Executive shall execute, deliver and shall not revoke, the Release, and any revocation period applicable to such Release must have expired no later than the sixtieth (60th) day following the Date of Termination. If Executive fails to execute and deliver the Release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such Release following its execution, Executive shall not be entitled to any Severance Benefits.
(g)Severance Benefits. In addition to the rights and remedies available to the Company under this Agreement, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates any material term of this Agreement, including, for the avoidance of doubt, the covenants set forth in Section 6, or any other agreement between the Company or its Subsidiaries or Affiliates and Executive, then the Company’s obligation to pay the Severance Benefits or to cause the Severance Benefits to be paid and Executive’s right to receive such Severance Benefits shall terminate and be of no further force or effect.
(h)Treatment of Equity. Upon termination of Executive’s employment hereunder Executive’s equity and equity-based awards with respect to the Company shall be treated in accordance with the applicable plans and agreements governing such equity and equity-based awards.
Section 6.Restrictive Covenants.
(a)Confidential Information.
i.Executive acknowledges that Executive’s employment with the Company will result in Executive’s exposure, access, and contribution to Confidential Information. Except as within the lawful and authorized performance of Executive’s duties and obligations, or as provided in Section 6(a)(ii) below, Executive shall not, at any time during Executive’s employment with the Company or thereafter, directly or indirectly, use, disclose, exploit, or make available to any other person or entity any Confidential Information, including for Executive’s own personal use or advantage or for the use or advantage of any person or entity other than the Company Entities.
ii.In accordance with the employee immunity provisions under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for: (A) filing a charge or complaint with, communicating with, participating in any investigation or proceeding that may be conducted by, or otherwise directly or indirectly sharing any Company Entity’s trade secrets or other Confidential Information (except information protected by any Company Entity’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, and equivalent state and local agencies), without notice to the Company Entities, or (B) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal.
(b)Legal Process; Cooperation.
i.Except as provided in Section 6(a)(ii), above, Executive agrees that in the event Executive is served with a subpoena or any other legal or regulatory process that may require Executive to disclose any Confidential Information, whether during Executive’s employment or thereafter, Executive will immediately notify the Board and provide a copy of such subpoena or other legal or regulatory process, unless such subpoena or other legal process or regulatory process (A) is from a court or governmental agency, and (B) explicitly prohibits Executive from doing so.
ii.Executive agrees that during Executive’s employment with the Company and thereafter, Executive shall provide reasonable and timely cooperation, without additional compensation, in connection with (A) any actual or threatened litigation, investigation, or other matter, or proceeding (whether conducted by or before any court, regulatory, self-regulatory or governmental entity, or by or on behalf of any Company Party), that relates to events occurring during Executive’s employment at the Company or about which the Company otherwise believes Executive may have relevant information; (B) the transitioning of Executive’s role and responsibilities to other personnel; and (C) the provision of information in response to the Company’s requests and inquiries in connection with Executive’s separation. Executive’s cooperation shall include being available to (1) meet with and provide information to the Company Parties and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (2) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Section so as not to unduly interfere with Executive’s other personal or professional pursuits.
(c)Protected Property. Executive acknowledges and agrees that all the Company’s Protected Property coming into Executive’s possession, custody, or control during the course of Executive’s employment with the Company is the sole property of the Company

Parties. Upon the termination of Executive’s employment with the Company, or upon the request of the Company at any time, Executive agrees to promptly deliver all Protected Property to the Company, without retaining a copy of any such property. At no time will Executive remove or copy or cause to be removed from the premises of the Company any original or copy of any Protected Property except in furtherance of Executive’s proper duties to the Company and in accordance with the terms of this Agreement and all applicable Company policies and procedures.
(d)Work Product. Executive agrees all Work Product shall be and remain the sole and exclusive property of the Company. To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive otherwise has or retains any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, Executive hereby assigns and transfers to the Company all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever requested to do so by the Company (whether during Executive’s employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (i) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (ii) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which Executive might otherwise have in any Work Product; and/or (iii) confirm the Company’s right, title, and interest in any Work Product. Executive shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company. Executive shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company Entities, whether during Executive’s employment or thereafter.
(e)Non-Solicitation. Executive agrees that during Executive’s employment with the Company and the Non-Solicit Restricted Period, Executive shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), whether on behalf of or for the benefit of Executive or any other person or entity, whether as an employee, principal, partner, owner, officer, director, individual, member, consultant, contractor, volunteer, representative, agent, or in any other capacity whatsoever, and whether or not for compensation, directly or indirectly: (A) solicit, induce, or encourage the resignation or termination of, or attempt to solicit, induce, or encourage the resignation or termination of, any member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Parties; (B) interfere, or attempt to interfere, in any way with the relationship between any of the Company Parties, on the one hand, and any of their respective members, partners, principals, owners, officers, directors, employees, contractors, consultants, or other business relations on the other hand; or (C) solicit, hire, recruit, employ, engage, or retain; or allow Executive’s name to be used in connection with the solicitation, hiring, recruiting, employing, engaging, or retention of, any person or entity who as of such date, or at some time during the twelve (12) months preceding such date, is or was a member, partner, principal, owner, officer, director, employee, contractor, consultant, or other business relation of any of the Company Parties.
(f)Non-Competition. Executive acknowledges that during the course of Executive’s employment with the Company, its Subsidiaries, and Affiliates, Executive will become familiar with the Company’s trade secrets and Confidential Information, that Executive will represent and embody the goodwill of the Company in Executive’s dealings with others, and that Executive’s services will be of special, unique, and extraordinary value to the Company, and, therefore, and as a further material inducement for the Company to employ Executive under this Agreement, Executive agrees that during Executive’s employment with the Company and the Non-Competition Restricted Period, Executive shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly: (i) advise or participate in the formation or management of any Competing Business; (ii) render any services to a Competing Business (whether as a partner, member, principal, employee, consultant, volunteer, or otherwise); or (iii) own any portion of, or be associated in any way with, any Competing Business; provided, however, that nothing in this Agreement shall preclude Executive from investing Executive’s personal assets in the securities of any Competing Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Executive beneficially owning, at any time, more than two percent (2%) of such Competing Business.
(g)Non-Disparagement; Non-Publicity.
i.Except as provided in Section 6(a)(ii), above, as otherwise approved in writing by the Board, or within the lawful and authorized scope of Executive’s employment, Executive agrees that, both during and after Executive’s employment with the Company, Executive will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, (i) make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage any of the Company Parties, or place any of the Company Parties in a negative light, in any manner whatsoever; (ii) comment upon or discuss any of the Company Parties (whether disparagingly or otherwise) in, on, to, or through any Media; (iii) make any statement, posting, or other communication (including on or through any Media) that purports to be on behalf of any Company Party, or which a third party may perceive (A) has been authorized, approved, or endorsed by a Company Party, or (B) reflects the views of any Company Party; (iv) share, post, transmit, or upload any material related to any of the Company Parties with, to, through, or on any Media; (v) utilize any Company Party’s logos, graphics, trade names, or trademarks on any Media or for any other purpose; or (vi) aid, assist, or direct any other person or entity to do any of the foregoing.
ii.The Company agrees that it will instruct its senior officers not to make any untruthful and disparaging statements regarding Executive, nor publicly, in writing or otherwise, directly or indirectly, make, publish or direct any other person or entity in making or publishing, any statements that in any way are untruthful and disparaging regarding Executive, provided, however, that this non-disparagement covenant shall not limit the Company’s ability to exercise any and all rights hereunder, comply with any disclosure or reporting obligations, assess Executive’s employment and performance, or otherwise provide truthful information about Executive, Executive’s employment, and this Agreement, or the termination of any of the foregoing, and provided, further, that nothing herein shall prevent any Company employee from exercising any legally protected right.
(h)Reasonableness/Tolling. Executive hereby acknowledges that the limitations set forth in Sections 6(a) through 6(g) of this Agreement are fair and reasonable, and will not prevent Executive from earning a livelihood after the termination of Executive’s employment with the Company. Executive recognize that these restrictions are appropriate based on the special and unique nature of the services Executive will render, the access to the Company’s Confidential Information that Executive will enjoy as a result of Executive’s employment and position with the Company, and the risks that the Company will face absent such restrictions. Executive agrees that should Executive breach any of the provisions of Sections 6(a), 6(e), or 6(f), above, the running of the Non-Solicit Restricted Period and/or the Non-Competition Restricted Period shall be tolled during the period of such breach.
(i)Remedy for Breach. Executive agrees that Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 of this Agreement will result in irreparable and continuing damage to the Company Parties for which there is no adequate remedy at law. Thus, the Company Parties shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, from any state or federal court of competent jurisdiction, without first posting a bond, to restrain any such breach or threatened breach.
Section 7.Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement or other restriction with any other person or entity, which would be breached by entering into this Agreement, (c) Executive has not engaged in any conduct (or aided or assisted any other person or entity to engage in any conduct or cover-up of such conduct), whether within the scope of Executive’s employment at a previous employer or otherwise, that could cause any damage to the Company’s or any of its Subsidiaries’ or Affiliates’ reputation or business or the Company’s or any of its Subsidiaries’ or Affiliates’ employees, including, but not limited to, any conduct constituting sexual misconduct, sexual harassment, harassment or discrimination and (d) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Parties, enforceable in accordance with its terms. Executive agrees to immediately notify the Company, in writing, if any representation in this Section 7 is or becomes untrue or inaccurate at any time. In addition, should Executive become aware of any reason that Executive cannot remain employed by the Company or fully execute Executive’s responsibilities for the Company, or should a former employer or any other person or entity allege that Executive is in violation of any obligation to such person or entity or if Executive believes any violation of law exists relating to the Company, Executive promises to immediately so notify the Board in writing.
Section 8.Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the Parties. No waiver by either of the Parties of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 9.Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via electronic mail, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via electronic mail, five (5) days after deposit in the U.S. mail and one (1) day after deposit for overnight delivery with a reputable overnight courier service.
If to the Company, to:
Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Attention: General Counsel
Attention: Head of Human Resources
Email: legal.notices@tellurianinc.com
Email: HR@tellurianinc.com
If to Executive, to Executive’s physical and/or email address most recently on file with the Company with a copy (which shall not constitute notice) to such other persons as may be designated by Executive in writing.
Section 10.Section Headings; Mutual Drafting. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.
Section 11.Entire Agreement. This Agreement, including Appendix A and B attached hereto and incorporated herein by reference, and the Indemnification Agreement constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties and any other person or entity relating to the employment of Executive (including, without limitation, the Prior Agreement).
Section 12.Survival of Operative Sections. Upon any termination of Executive’s employment, the provisions of this Agreement (together with any related definitions set forth in herein) shall survive to the extent necessary to give effect to the provisions thereof.
Section 13.Binding Effect; Counterparts. This Agreement shall be binding and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.
Section 14.Governing Law; Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any principles of conflicts of law. All actions or proceedings arising in connection with this Agreement or with respect to Executive’s employment hereunder shall be tried and litigated exclusively in the federal or state courts located in Harris County, Texas, and accordingly each party hereby waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Agreement, and stipulates that the federal or state courts located in Harris County, Texas shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement or with respect to Executive’s employment hereunder. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 15.Miscellaneous. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope and “including” shall be construed as “including without limitation.” The definitions for all defined terms in this Agreement shall apply equally to both the singular and plural forms of such terms.

Section 16.Set Off. The Company’s obligation to pay or cause to be paid Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its Subsidiaries and/or Affiliates to the extent permitted by Section 409A.
Section 17.Assignment. This Agreement may be assigned by the Company to an affiliated entity or to any successor assignee of the Company with or without Executive’s consent. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assigned party. Executive may not assign or delegate Executive’s rights and/or obligations under this Agreement. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect.
Section 18.Taxes. The Company or any of its Affiliates may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes as shall be required by law.
Section 19.Indemnification. The Company shall indemnify Executive pursuant to the terms of that certain Indemnification Agreement by and between the Company and Executive, effective as of September 19, 2019 (the “Indemnification Agreement”).
Section 20.Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 20, be (x) nondeductible under Section 280G of the Code and/or (y) subject to the excise tax imposed under Section 4999 of the Code (or any successor provisions applicable to such Sections) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, is subject to the Excise Tax; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any reductions hereunder shall be made in accordance with Section 409A and the following: (A) the payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (B) all other payments and benefits shall then be reduced as follows: (I) cash payments shall be reduced before non-cash payments; and (II) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 20, including, but not limited to, whether any payments or benefits are or could be “parachute payments” within the meaning of Section 280G of the Code, shall be determined by the Board (or its designee).

Section 21.Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A.
Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise in a series of payments shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section

409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A that would otherwise be paid or provided during the first six months following such Date of Termination shall be paid in a lump sum or provided (in each case, without interest) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
Notwithstanding any of the foregoing to the contrary, the Company and its Affiliates and its and their respective officers, managers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability, including, without limitation, for any tax, interest, penalty or damage, for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Section 409A.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.
TELLURIAN INC.
XXXXXXXXXX
Name: XXXXXXXXXX
Title: XXXXXXXXXX
EXECUTIVE:
/s/ Octávio Simões
Name: Octávio Simões
Signature Page to Chief Executive Officer Employment Agreement

DEFINITIONS
As used in the Agreement, the following words and phrases shall have the following meanings:
(a)“Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b)“Board” shall mean the Board of Directors of the Company.
(c)“Company Entities” shall mean the Company and each and all of the Company’s respective Subsidiaries and Affiliates, including each and all of their respective advisory, management, and/or partner entities, and any successor or any permitted transferee thereof.
(d)“Company Parties” shall mean, collectively, each and all of the Company Entities and each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents.
(e)“Confidential Information” shall mean any and all nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties, including any and all information relating to the business, assets, operations, budgets, strategies, studies, compilations, policies, procedures, organization, processes, personal information (including personal information about any current or former employees, members, partners, principals, owners, equityholders, officers, agents, business associates, or representatives of any of the Company Parties, or the family members of any of the foregoing), business developments, investment or business arrangements, negotiations, prospective or existing commercial agreements, costs, revenues, performances, research, profiles, valuations, valuation models or analyses, profits, tax or financial structure, positions or products, financial models, financial results or analyses, other financial affairs, actual or proposed opportunities, acquisitions, transactions or investments, results, assets, current or prospective suppliers, customers, clients, investors, marketers, advertisers, vendors, current or prospective supplier, customer, or client lists (including their identity, addresses, contact persons, and/or status, preferences, strategies, or needs), internal controls, diligence or vetting process, security procedures, contingencies, marketing plans, databases, pricing, risk management, credit files, strategies, techniques, methods of operation, market consultants, computer programs, passwords, patent applications, information technology infrastructure, products, services, systems, designs, inventions, existing and contemplated properties, technical analyses, geologic surveys, or any other information, documents, or materials that (A) may be identified as confidential or proprietary, (B) is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties, and/or (C) would otherwise appear to a reasonable person to be confidential or proprietary. Confidential Information shall not include any information that is generally known to the public or is publicly available other than as a result of Executive’s breach of this Agreement.
Appendix A to Chief Executive Officer Employment Agreement – pg. 1

(f)“Cause” shall mean: (i) Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s gross negligence with regard to the Company or any Affiliate in respect of Executive’s duties for the Company or any Affiliate; (iii) Executive’s willful misconduct having or, which in the good faith discretion of the Board could have, an adverse impact on the Company or any Affiliate economically or reputation-wise; (iv) Executive’s material breach of this Agreement, any other material agreement between Executive and Company, including, but not limited to, any incentive or equity or equity-based award or agreement, or any code of conduct or ethics or any other policy of the Company, which breach (if curable in the good faith discretion of the Board) has remained uncured for a period of ten (10) days following the Company’s delivery of written notice to Executive specifying the manner in which the agreement or policy has been materially breached; or (v) Executive’s continued or repeated failure to perform Executive’s duties or responsibilities to the Company or any Affiliate at a level and in a manner satisfactory to the Board in its sole discretion, which failure has not been cured to the satisfaction of the Board following notice to Executive. To the extent Executive is terminated as a member of the Board or the board of directors of any Subsidiary of the Company, “Cause” shall include a termination of such directorship for “cause” as determined in accordance with the provisions of Section 141(k) of the Delaware General Corporation Law. Any voluntary termination of Executive’s employment in anticipation of a termination of Executive’s employment by the Company for Cause shall be deemed to be a termination by the Company for Cause.
(g)“Change of Control” shall mean the occurrence, after the Effective Date, of any of the following events; provided, however, that for purposes of this Agreement an event shall not qualify as a “Change of Control” unless such event also constitutes a “change in control event,” as defined in Treasury Regulations Section 1.409A-3(i)(5):
i.any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any Subsidiary or Affiliate, (2) any acquisition by the Company or any Subsidiary or Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (A) or (B) of Section (g)(iii) of this Appendix A, below, or (5) any acquisition of additional securities by any Person who, as of the Effective Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;
ii.a majority of the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason during any twelve (12)-month period to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial
Appendix A to Chief Executive Officer Employment Agreement – pg. 2

assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
iii.consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
iv.approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h)“Change of Control Protection Period” means the period beginning on the occurrence of a Change of Control and ending twelve (12) months thereafter.
(i)“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(j)“Common Stock” shall mean the Common Stock of the Company, $0.01 par value per share.
(k)“Competing Business” shall mean (i) the selling, distributing, transporting, trading, or marketing of liquefied natural gas inside or outside of the United States; (ii) the designing, permitting, constructing, developing or operating of liquefied natural gas facilities inside or outside of the United States; or (iii) the financing of liquefied natural gas facilities inside or outside of the United States.
(l)“Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Non-Renewal by either the Company or Executive, the last day of the Initial Term or then current Renewal Term, as applicable, and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date
Appendix A to Chief Executive Officer Employment Agreement – pg. 3

such Notice of Termination is given or the expiration of any required notice or cure period; and provided, further, that in the case of termination of employment by Executive, Executive may not elect to use accrued vacation (if any) or other paid leave to avoid working during the notice period, nor may Executive otherwise cease reporting to work during the notice period, in either case, unless agreed to by the Company in writing.
(m)“Disability” shall mean that Executive has experienced a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code. The determination of whether Executive has experienced a Disability shall be determined under procedures established by the Compensation Committee of the Board.
(n)“Exchange Act” shall mean U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(o)“Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) a material diminution in Executive’s Base Salary; (ii) Executive ceases to be the Chief Executive Officer of the Company; (iii) any requirement that Executive relocate his primary residence more than fifty (50) miles from its then-current location; or (iv) a material breach by the Company of the Agreement.
(p)“Media” shall mean any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise.
(q)“Non-Competition Restricted Period” shall mean the twelve (12) month period following the Date of Termination (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination).
(r)“Non-Solicit Restricted Period” shall mean the twelve (12) month period following the Date of Termination (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination).
(s)“Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the “Date of Termination” is other than the date of receipt of such notice, specifies the termination date.
(t)“Protected Property” shall mean all property, proprietary materials, Confidential Information, documents, records, files, memoranda, emails, computer media, software, equipment (including laptops, smartphones, and other devices), system and software login information, passwords, access codes, authorization codes (to the extent such codes relate in whole or in part to the Company Parties’ respective businesses, data rooms, systems, sites, or information), telephone numbers, email addresses, messaging contact information, identification cards, keys, and any other materials in any form (whether paper, electronic, or otherwise, and all copies thereof) relating or belonging to any of the Company Parties.
(u)“Section 409A” shall mean Section 409A of the Code.
(v)“Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests,
Appendix A to Chief Executive Officer Employment Agreement – pg. 4

or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.
(w)“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury Department, as amended.
(x)“Work Product” shall mean, individually and collectively, any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including Confidential Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or development in which the Company or any other Company Entity is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during Executive’s employment with the Company or affiliation with any of the Company Parties, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property.

Appendix A to Chief Executive Officer Employment Agreement – pg. 5